Exhibit 99.1

CITI TRENDS ANNOUNCES FOURTH QUARTER AND FISCAL 2015 RESULTS

Fourth quarter 2015 pretax income increased 15%

Fourth quarter 2015 net income per diluted share of $0.24 compared with $0.31 last year

Full year net income per diluted share of $1.03 compared with $0.60 last year

SAVANNAH, GA (March 11, 2016) — Citi Trends, Inc. (NASDAQ: CTRN) today reported results for the fourth quarter and fiscal year ended January 30, 2016.

Financial Highlights — 13-week fourth quarter ended January 30, 2016

Total sales in the 13 weeks ended January 30, 2016 decreased 2.8% to $176.1 million compared with $181.1 million in the 13 weeks ended January 31, 2015.  Comparable store sales decreased 5.0% in the fourth quarter.

Net income was $3.5 million, or $0.24 per diluted share, in the fourth quarter of 2015 compared with $4.7 million, or $0.31 per diluted share, in last year’s fourth quarter.  While net income declined in the fourth quarter of 2015, pretax income increased 15% to $6.0 million from $5.2 million in the fourth quarter of 2014.  The significant difference between the improvement in pretax income and the decline in net income was attributable to an unusually low effective income tax rate in 2014’s fourth quarter due to a benefit from income tax credits.

Financial Highlights — 52-week fiscal year ended January 30, 2016

Total sales in the 52 weeks ended January 30, 2016 increased 1.9% to $683.8 million compared with $670.8 million in the 52 weeks ended January 31, 2015.  Comparable store sales decreased 0.1% for the full year.

Net income was $15.5 million, or $1.03 per diluted share, in fiscal 2015 compared with $9.0 million, or $0.60 per diluted share, in fiscal 2014.

The Company opened 13 stores, relocated or expanded 13 others, and closed three stores in fiscal 2015.

As previously announced, the Board of Directors has declared a quarterly dividend payment of $0.06 per share, which will be paid on March 15, 2016 to stockholders of record as of March 1, 2016.

Investor Conference Call and Webcast

Citi Trends will host a conference call today at 9:00 a.m. ET.  The number to call for the live interactive teleconference is (212) 231-2912.  A replay of the conference call will be available until March 18, 2016, by dialing (402) 977-9140 and entering the passcode, 21803639.

The live broadcast of Citi Trends’ conference call will be available online at the Company’s website, www.cititrends.com, under the Investor Relations section, beginning today at 9:00 a.m. ET.  The online replay will follow shortly after the call and will be available for replay for one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end.  The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family.  The Company operates 526 stores located in 31 states.  Citi Trends’ website address is www.cititrends.com.  CTRN-G

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial results and position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties.  The words “believe,” “may,” “could,” “plans,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements.  Statements with respect to earnings guidance are forward-looking statements.  Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s year-end financial and accounting procedures, are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in Citi Trends, Inc. filings with the Securities and Exchange Commission.  These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends.  Any forward-looking statements by the Company, with respect to earnings guidance, the declaration and payment of dividends, the Company’s share repurchase program, or otherwise, are intended to speak only as of the date such statements are made.  Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Bruce Smith	Jason Mazzola
	Chief Operating Officer and	President and Chief Executive Officer
	Chief Financial Officer	(912) 443-3990
(912) 443-2075

CITI TRENDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(in thousands, except per share data)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	January 30, 2016	January 31, 2015
	(unaudited)	(unaudited)
Net sales	$176,063	$181,143

Cost of sales (exclusive of depreciation shown separately below)	(108,526)	(113,567)
Selling, general and administrative expenses	(57,087)	(57,515)
Depreciation	(4,555)	(4,871)
Income from operations	5,895	5,190
Interest income	117	52
Interest expense	(41)	(48)
Income before income taxes	5,971	5,194
Income tax expense	(2,499)	(521)
Net income	$3,472	$4,673

Basic net income per common share	$0.24	$0.31
Diluted net income per common share	$0.24	$0.31

Weighted average shares used to compute basic net income per share	14,651	14,989
Weighted average shares used to compute diluted net income per share	14,723	15,128

	Fifty-Two Weeks Ended	Fifty-Two Weeks Ended
	January 30, 2016	January 31, 2015
	(unaudited)	(unaudited)
Net sales	$683,791	$670,840

Cost of sales (exclusive of depreciation shown separately below)	(416,779)	(418,416)
Selling, general and administrative expenses	(224,218)	(221,041)
Depreciation	(18,577)	(20,177)
Asset impairment	—	(83)
Income (loss) from operations	24,217	11,123
Interest income	339	187
Interest expense	(242)	(200)
Income (loss) before income taxes	24,314	11,110
Income tax (expense) benefit	(8,787)	(2,144)
Net income	$15,527	$8,966

Basic net income per common share	$1.04	$0.60
Diluted net income per common share	$1.03	$0.60

Weighted average shares used to compute basic net income per share	14,996	14,961
Weighted average shares used to compute diluted net income per share	15,056	15,020

CITI TRENDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands)

	January 30, 2016	January 31, 2015
	(unaudited)	(unaudited)
Assets:
Cash and cash equivalents	$39,116	$74,514
Short-term investment securities	32,671	15,850
Inventory	137,020	131,057
Other current assets	18,321	19,936
Property and equipment, net	50,632	47,603
Long-term investment securities	30,890	22,447
Other noncurrent assets	5,858	6,966
Total assets	$314,508	$318,373

Liabilities and Stockholders’ Equity:
Accounts payable	$67,419	$72,245
Accrued liabilities	27,742	29,172
Other current liabilities	497	585
Noncurrent liabilities	6,616	5,749
Total liabilities	102,274	107,751

Total stockholders’ equity	212,234	210,622
Total liabilities and stockholders’ equity	$314,508	$318,373